Exhibit 10.6
[FORM OF EMPLOYMENT AGREEMENT FOR
MELISSA SMITH AND DAVID MAXSIMIC]
EMPLOYMENT AGREEMENT
            This Employment Agreement is ~~made and entered into~~ amended and restated effective as of ~~this~~ the 28th day of October, 2005 (“Effective Date”) between Wright Express Corporation (“WEX”), a Delaware corporation headquartered in South Portland, Maine and [                    ] (the “Executive”).
          WHEREAS, WEX desires to employ the Executive as its [                    ], and the Executive desires to serve WEX in such capacity.
          NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
SECTION I
EMPLOYMENT
          WEX agrees to employ the Executive and the Executive agrees to be employed by WEX for the Period of Employment as provided in Section III below and upon the terms and conditions provided in this Agreement.
SECTION II
POSITION AND RESPONSIBILITIES
          During the Period of Employment, the Executive will serve as [                    ]of WEX and, subject to the direction of the Chief Executive Officer of WEX (“CEO”), will perform such duties and exercise such supervision with regard to the business of WEX as are associated with such position, as well as such additional duties, reasonably associated with said position, as may be prescribed from time to time by the CEO.
          The Executive will, during the Period of Employment, devote substantially all of [his/her] time and attention during normal business hours to the performance of services for WEX. The Executive will maintain a primary office and conduct [his/her] business in South Portland, Maine, except for normal and reasonable business travel in connection with [his/her] duties hereunder. Nothing contained in this Agreement will prevent or be construed to prevent the Executive from devoting a reasonable amount of time to serving on civic and charitable boards and conducting [his/her] personal affairs.
          The Executive will, in accordance with WEX policy and procedures and applicable law, certify to the accuracy of WEX’s publicly filed financial statements.
SECTION III
PERIOD OF EMPLOYMENT
          The period of the Executive’s employment under this Agreement (the “Period of Employment”) will begin on the Effective Date and end on the second anniversary of such date,

subject to earlier termination as provided in this Agreement; provided, however, that the Period of Employment will be automatically extended for an additional one year period on October 28, 2006, and on each anniversary of such date thereafter, unless written notice of intent not to extend or to reopen negotiations is provided by either party hereto to the other party hereto at least 30 days prior to such date or any such anniversary.
SECTION IV
COMPENSATION AND BENEFITS
           Compensation. For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive or officer of WEX or any subsidiary or affiliate of thereof, the Executive will be compensated as follows:
     i.    Base Salary.
           WEX will pay the Executive a base salary of not less than $[                    ] per year (“Base Salary”). From time to time, the Executive may be eligible to receive annual increases as WEX deems appropriate, in accordance with WEX’s customary policies and procedures regarding the salaries of senior officers, including pursuant to annual compensation reviews to occur no less than once per year. Base Salary will be payable according to the customary payroll practices of WEX, but in no event less frequently than semi-monthly.
     ii.   Annual Incentive Awards.
           The Executive will be eligible for discretionary annual incentive compensation awards; provided, that the Executive will be eligible to receive an Incentive Compensation Award in respect of each fiscal year of WEX during the Period of Employment based upon a target bonus equal to no less than [                    ] % of [                    ] earned Base Salary in fiscal year 2005 and [                    ]% in fiscal year 2006; provided, however, that such bonus will be subject to the attainment by WEX of applicable performance targets reasonably established and certified by or at the direction of the Board (as hereinafter defined) or the Compensation Committee of the Board (the “Committee”). For purposes of this Agreement, the term “Incentive Compensation Award” means the annual bonus paid pursuant to the Wright Express Corporation Short-Term Incentive Plan (STIP), as the Plan may be amended from time to time. The term “target” means the value of the STIP bonus payable in the event the Executive achieves the annual target goals established pursuant to the Plan.
     iii.   Long Term Incentive Awards
            At such times as the Board or the Committee determines to conduct annual or periodic grants of long term incentive awards to employees and officers of WEX, the Executive will be eligible to receive such grants, subject to the sole and complete discretion of the Board or the Committee, and upon such terms and conditions as determined by the Board or the Committee, but with due consideration given to the Executive’s position with WEX and the Executive’s historical performance and anticipated future contributions to WEX.
     iv.   Additional Benefits

          The Executive will be entitled to participate in all other compensation and employee benefit plans or programs offered generally to employees of WEX, and will receive all perquisites offered to senior executive officers of WEX in positions comparable to the Executive’s position with WEX, in either case pursuant to any plan or program now in effect, or later established by WEX. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs, and in accordance with the terms of such plans and programs.
SECTION V
BUSINESS EXPENSES
          WEX will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of [his/her] duties and obligations under this Agreement. The Executive will comply with such limitations and reporting requirements with respect to expenses as may be established by WEX from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.
SECTION VI
DISABILITY
          If the Executive becomes Disabled, as defined below, during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to WEX, or at the option of WEX upon 30 days’ advance notice of termination to the Executive. WEX’s obligation to make payments to the Executive under this Agreement will cease as of such date of termination, except for Base Salary and Incentive Compensation Awards earned but unpaid as of the date of such termination, and except for payment of a pro rata portion of [his/her] Incentive Compensation Award in respect of the year in which such Disability occurs (paid at target level). For purposes of this Agreement, “Disabled” means the first to occur of either (i) the Executive’s inability to perform [his/her] duties hereunder as a result of serious physical or mental illness or injury for a period of no less than 180 days, together with a determination by an independent medical authority after in person examination of the Executive and review of any relevant medical records that the Executive is currently unable to perform such duties, or (ii) a determination by the insurance carrier or third party administrator that the Executive is “Disabled” within the meaning of the WEX Long Term Disability Plan then in effect. Such independent medical authority shall be mutually and reasonably agreed upon by WEX and the Executive and such opinion shall be binding on WEX and the Executive. Nothing contained herein is intended to limit any of the Executive’s vested benefits under any WEX benefit plan or program.
SECTION VII
DEATH
          In the event of the death of the Executive during the Period of Employment, the Period of Employment will end and WEX’s obligation to make payments under this Agreement will cease as of the date of death, except for Base Salary and Incentive Compensation Awards earned but unpaid through the date of death, and except for payment of a pro rata portion of [his/her] Incentive Compensation Award in respect of the year in which [his/her] death occurs (paid at target level), which will be paid to the Executive’s surviving spouse, estate or personal representative, as applicable. Nothing contained herein is intended to limit any of the Executive’s vested benefits under any WEX benefit plan or program.

SECTION VIII
EFFECT OF TERMINATION OF EMPLOYMENT
          A.    Without Cause Termination and Constructive Discharge Outside of a Change in Control. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge, as defined below, and the Executive is not entitled to receive payment pursuant to Section VIII(B) hereof, WEX will pay the Executive (or [his/her] surviving spouse, estate or personal representative, as applicable) upon such Without Cause Termination or Constructive Discharge (i) a cash payment equal to the sum of the Executive’s then current Base Salary plus [his/her] then current target Incentive compensation Award, payable, at the Company’s option, in either one lump sum ~~or in~~ equal installments not less frequently than once per month over a twelve month period, or a combination of lump sum and equal installments not less frequently than once per month over a twelve month period, and (ii) any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination and any legitimate unreimbursed business expenses. In addition, upon such event, those of the Executive’s outstanding and unvested WEX stock options and WEX restricted stock units which would have otherwise become vested between the date of termination of employment and the first anniversary of such date of termination of employment (without regard for performance based vesting criteria) will immediately become vested. In addition, in the event that the Executive elects to continue medical and dental benefits pursuant to COBRA, the Executive’s cost for the first 12 months of such coverage will be no greater than the cost applicable to active full time employees of WEX, and the Company shall pay for the balance of the cost for the first 12 months of such coverage. Nothing contained herein is intended to limit any of the Executive’s vested benefits under any WEX benefit plan or program, including but not limited to rights with respect to stock options, restricted shares or long term incentive awards.
          B.    Without Cause Termination and Constructive Discharge In Case of Change in Control. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge, in either case within the time period beginning 90 days before the Change in Control and ending 365 days after the Change in Control, then WEX will pay the Executive (or [his/her] surviving spouse, estate or personal representative, as applicable) (i) a cash payment equal to the sum of the Executive’s then current Base Salary plus [his/her] then current target Incentive Compensation Award, multiplied by 200%, payable, at the Company’s option, in either one lump sum ~~or in~~ equal installments not less frequently than once per month over a twelve month period, or a combination of lump sum and equal installments not less frequently than once per month over a twelve month period, and (ii) any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination and any legitimate unreimbursed business expenses. In addition, upon such termination, those of the Executive’s outstanding and unvested WEX stock options and unvested WEX restricted stock units held by the Executive as of the date of termination will immediately become vested. In addition, WEX shall pay to the Executive in a lump sum an amount equal to the present value of WEX’s share of the cost of medical and dental insurance premiums for a twenty-four (24) month period. Nothing contained herein is intended to limit any of the Executive’s vested benefits under any WEX benefit plan or program, including but not limited to rights with respect to stock options, restricted shares or long term incentive awards. Payment of cash and benefits and accelerated vesting under this Section VIII(B) shall be in lieu of and not in addition to anything that might be owed to Executive under Section VIII(A).

          C.    Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, as defined below, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination will be paid to the Executive in a lump sum. Except as provided in this paragraph, WEX will have no further obligations to the Executive hereunder. Nothing contained herein is intended to limit any of the Executive’s vested benefits under any WEX benefit plan or program.
          D.    For purposes of this Agreement, the following terms have the following meanings:
     i.   “Termination for Cause” means termination because of (i) the Executive’s willful failure to substantially perform [his/her] duties as an employee of WEX or any subsidiary thereof (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, embezzlement, gross misconduct, dishonesty or similar conduct, in each case against WEX or any subsidiary thereof, (iii) the Executive’s conviction of or indictment for a felony or any crime involving moral turpitude, (iv) the Executive’s gross negligence in the performance of [his/her] duties, (v) the Executive’s knowing or negligent making of a false certification to WEX pertaining to its financial statements, or (vi) the Executive’s knowing or grossly negligent violation of any provision of Section IX of this Agreement or any knowing violation of WEX’s Code of Business Conduct and Ethics. WEX will provide the Executive a written notice that describes the circumstances being relied on for the termination with respect to this paragraph. In the event that WEX terminates the Executive’s employment without Cause but the Company later discovers evidence not known at the time of termination that would have justified a Termination for Cause under this paragraph, the Company may terminate the payment of all amounts to the Executive pursuant to Section VIII(A) or (B), excluding any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination and any legitimate unreimbursed business expenses.
     ii.   “Constructive Discharge” means the Executive resigns in response to: (i) any material failure of WEX to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary or any reduction in the target bonus percentage amount, as the same may be increased during the Period of Employment), (ii) a material and adverse change to the Executive’s titles, positions, duties and responsibilities with or to WEX, (iii) the relocation of the Executive’s primary business office to a location more than 50 miles from Portland, Maine or (iv) WEX’s failure to cause this Agreement to be assumed by any successor to the business of WEX. The Executive will provide WEX a written notice that describes the circumstances being relied on for the termination with respect to this paragraph within sixty (60) days after the event giving rise to the notice. WEX will have sixty (60) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.
     iii.   “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by WEX other than due to death, disability, or Termination for Cause.
     iv.   “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

     v.   “Change in Control” means the happening of any of the following events:
(1)   An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (any of which, a “Person”) resulting in such Person having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) Any acquisition by the Company, (C) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) Any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section VIII(D)(v)(3);or
(2)   A change in the composition of the board of directors of the Company (the “Board”) such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
(3)   Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock (or equity interests), and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable), as the case may be, of the entity resulting from such Corporate Transaction (including an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as

the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock (or equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (or equivalent governing body, if applicable) except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Corporate Transaction; or
(4)   The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
            E.     Conditions to Payment. All payments due to the Executive under this Section VIII shall be made as soon as practicable in accordance with Section VIIIA; provided, however, that such payments, shall be subject to, and contingent upon, the execution by the Executive (or [his/her] beneficiary or estate) of a release of any and all claims against WEX and its affiliates in such reasonable form and substance adopted by WEX; provided further that such release shall not waive, release or limit any rights the Executive has, or may have, to indemnification under the Articles or Certificate of Incorporation, Bylaws, or other corporate governance documents of WEX, to the extent arising out of claims asserted other than by the company or its affiliates, or under applicable law, or any coverage or rights to coverage the Executive may have under insurance maintained by WEX relating to the Executive’s actions on behalf of WEX within the scope of and during the course of [his/her] employment with WEX. The Company will provide Executive with a copy of such release not later than 21 days (45 days if Executive’s termination is part of an exit incentive or other employment termination program offered to a group or class of employees) before Executive’s termination of employment. Executive shall deliver the executed release to the Company not later than eight days before the payment date provided in Section VIIIA for termination payments to be made under this Agreement which are subject to 409A. The payments due to the Executive under this Section VIII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of WEX or its affiliates and/or any other agreement or arrangement. Nothing herein shall be construed as limiting the Executive’s entitlement to any other vested accrued benefits to which she (or [his/her] estate if applicable) is then entitled under WEX’s applicable employee benefit plans, including without limitation any disability or life insurance plan benefits which may become payable.  ~~Any payments made under this agreement shall be compliant with IRS code 409A including the timing of such payments.~~
SECTION VIIIA
OTHER TERMS RELATING TO TERMINATION OF EMPLOYMENT PAYMENTS;
REIMBURSEMENTS; SECTION 409A EXEMPTIONS; DELAYED PAYMENTS UNDER
SECTION 409A
      A.    Time of Payment. Amounts payable under Section VIII following Executive’s termination of employment, other than those expressly payable on a deferred basis, will be paid in the payroll period next following the payroll period in which termination of employment occurs except as otherwise provided in this Section VIIIA. Payment of any amount by reason of Executive’s termination of employment shall be made no later than the last day of Executive’s second taxable year following Executive’s taxable year in which the termination occurs.

      B.    Reimbursements. Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:
          i.     the amount of expenses eligible for reimbursement or in-kind benefits provided in any one taxable year of Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year of Executive;
          ii.     the reimbursement of any expense shall be made no later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date);
          iii.     the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.
      C.    Short-Term Deferral Exemption. It is intended that payments made under this Agreement due to Executive’s termination of employment that are not otherwise subject to Section 409A of the Internal Revenue Code (“409A”) which are paid on or before the 15th day of the third month following the end of Executive’s taxable year in which [his/her] termination of employment occurs shall be exempt from compliance with 409A pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations (“Regulations”).
      D.     Separation Pay Exemption. It is intended that payments made under this Agreement due to Executive’s Without Cause Termination or Constructive Discharge that are not otherwise subject to 409A which do not exceed two times the lesser of (a) the Executive’s annualized compensation (determined in accordance with the Regulations) or (b) the maximum amount that may be taken into account under Section 401(a)(17) of the Code ($245,000 for 2009) shall be exempt from compliance with 409A pursuant to the exemption for separation pay set forth in Section 1.409A-1(b)(9) of the Regulations.
      E.     Six-Month Delay for Specified Employees. Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Executive’s employment which are subject to 409A (“409A Payments”) shall be delayed for six months following such termination of employment if Executive is a Specified Employee as defined below on the date of termination of employment. Any 409A Payment due within such six-month period shall be delayed to the end of such six-month period.
          i.     The Company will adjust the 409A Payment to reflect the deferred payment date by multiplying the payment or reimbursement by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment or reimbursement would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment or reimbursement was delayed and the denominator of which is 365.

          ii.     The Company will make the adjusted 409A Payment at the beginning of the seventh month following Executive’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this Subsection E is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with 409A and the Regulations thereunder. In the event of Executive’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Executive’s death occurs.
          iii.     “Specified Employee”. For purposes of this Agreement, a “Specified Employee” shall mean an employee of the Company who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. Notwithstanding the foregoing, all employees who are nonresident aliens during an entire calendar year are excluded for purposes of determining which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for such calendar year. The term “nonresident alien” as used herein shall have the meaning set forth in Regulations Section 1.409A-1(j). In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(6).
SECTION IX
OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT
            A.     Cooperation with Legal Claims. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in [his/her] possession and reasonably cooperate with WEX and its affiliates as may reasonably be requested in connection with any claims or legal action in which WEX or any of its affiliates is or may become a party. The foregoing shall not unreasonably interfere with the Executive’s duties to any successor employer and the Company shall reimburse the Executive for any reasonable expenses incurred for providing such assistance.
            B.     Protection of Confidential Information.
            i.     Acknowledgement. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and that, as a result of the Executive’s employment, the Executive will be in a relationship of confidence and trust with the Company and will come into possession of Confidential Information (as defined below) that is (1) owned or controlled by the Company, (2) in the possession of the Company and belonging to third parties or (3) conceived, originated, discovered or developed, in whole or in part, by the Executive. “Confidential Information” means trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not the Executive’s work product, in written, graphic, oral, electronic or other tangible or intangible forms, including specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, business or mailing addresses, ID’s or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any Confidential Information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Company advises the Executive otherwise in writing.
            ii.     Nondisclosure. The Executive agrees that the Executive will keep the Confidential Information in strictest confidence and trust, and will not, without the prior written consent of the Company, directly or indirectly, use or disclose Confidential Information to any person, during or after the Executive’s employment, except as may be necessary in the ordinary course of performing the Executive’s duties under this Agreement. This Section IX(B) shall apply indefinitely, both during and after the Period of Employment.
           iii.     Surrender Upon Termination. The Executive agrees that, in the event of the termination of the Executive’s employment for any reason, at any time, the Executive will immediately deliver to the Company all property belonging to the Company, including documents and materials of any nature pertaining to the Executive’s work with the Company, and will not take with the Executive any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information. It is understood that the Executive is free to use information that is in the public domain, but not as a result of a breach of this Agreement.
          C.     Restrictions.
           i.     During the Period of Employment and for the Post Termination Period thereafter (collectively, the “Restricted Period”), the Executive will not knowingly use [his/her] status with WEX or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to [his/her] in the absence of [his/her] relationship to WEX or any of its affiliates. The Post Termination Period means a period of two (2) years following the Executive’s termination of employment, if, in connection with such termination, the Executive receives a severance under Section VIII(B) of this Agreement, or one (1) year following the Executive’s termination of employment, in all other cases, irrespective of the cause, manner or time of such termination.
           ii.     During the Restricted Period, the Executive will not make any statements or perform any acts intended or reasonably calculated to advance the interest of any existing or prospective Competing Enterprise or in any way to injure the interests of or disparage WEX or any of its affiliates.

           iii.     During the Restricted Period, the Executive, without prior express written approval by the Chief Executive Officer of WEX, will not become employed by, render services to or directly or indirectly (whether for compensation or otherwise) own or hold a proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any Competing Enterprise.
           iv.     For purposes of this Section IX, a “Competing Enterprise” means any entity, organization or person engaged, or planning to become engaged, in substantially the same or similar business to that being conducted or actively and specifically planned to be conducted within the Restricted Period by WEX or its subsidiaries, owned or controlled. It includes, without limitation: (i) the business of developing, managing, operating, marketing, processing, financing, or otherwise being involved in providing any products or services for the benefit of or use by commercial vehicle or aviation fleets through charge cards, credit cards, procurement cards or any other form of payment services or electronic commerce; (ii) the sale, distribution or publication of petroleum product pricing or management information or other products or services currently sold or contemplated to be sold by WEX or any of its owned or controlled subsidiaries, and (iii) the business of developing, managing, operating, marketing, processing, financing, or otherwise being involved in providing commercial travel, entertainment and purchasing credit cards. The restrictions in this Section shall not be construed to prevent the Executive from working for a business entity that does not compete with WEX or its subsidiaries simply because the entity is affiliated with a Competing Enterprise, so long as the entity is operationally separate and distinct from the Competing Enterprise and the Executive’s job responsibilities at that entity are unrelated to the Competing Enterprise. The Executive acknowledges that WEX’s and its subsidiaries’ businesses are conducted nationally and agrees that the provisions in this paragraph shall operate throughout the United States.
           v.     During the Restricted Period, the Executive, without express prior written approval from the Chief Executive Officer, will not solicit any then-current clients, customers or private label, cobrand or similar strategic partners of WEX or any of its affiliates. In addition, during the Restricted Period, the Executive, without express prior written approval from the Chief Executive Officer, will not discuss with any employee of WEX or any of its affiliates information related to the operation or potential operation of any Competing Enterprise.
           vi.     During the Restricted Period, the Executive will not interfere with the employees or affairs of WEX or any of its affiliates or solicit or induce any person who is an employee of WEX or any of its affiliates to terminate any relationship such person may have with WEX or any of its affiliates. In addition, neither the Executive nor any entity she controls or person she employs shall, during such period, directly or indirectly engage, employ or compensate any employee of WEX or any of its affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of WEX or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

           vii.     For the purposes of this Agreement, “proprietary interest” means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 1% of any class of equity interest in a publicly-held company and the term “affiliate” will include without limitation all subsidiaries of WEX.
           D.     The Executive hereby acknowledges that damages at law may be an insufficient remedy to WEX if the Executive violates the terms of this Agreement and that WEX will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section IX without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies WEX may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section IX.
           E.     The Executive agrees that the restrictions contained in this Section IX are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, WEX would not have entered into this Agreement.
SECTION X
DIRECTORS AND OFFICERS INSURANCE
           WEX will indemnify the Executive to the fullest extent permitted by the laws of the state of WEX’s incorporation in effect at that time, or the certificate of incorporation and by-laws of WEX, whichever affords the greater protection to the Executive. WEX will maintain D&O insurance for the Executive on a basis no less favorable than it maintains for other officers of WEX.
SECTION XI
MITIGATION
           The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates or by offset against any amount claimed to be owed by the Executive to WEX, or otherwise. The parties’ respective obligations hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the other party hereto may have.
SECTION XII
~~WITHHOLDING TAXES~~TAXATION
           The Executive acknowledges and agrees that WEX may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation. Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the

Regulations so as not to subject Executive to the payment of any tax or interest which may be imposed under such section, and the Company shall have no right to accelerate or make any payment under this Agreement to the extent such action would subject Executive to the payment of any tax or interest under such section. If all or a portion of the benefits and payments provided under this Agreement constitute taxable income to Executive for any taxable year that is prior to the taxable year in which such payments and/or benefits are to be paid to Executive, as a result of the Agreement’s failure to comply with the requirements of Section 409A of the Code and the Regulations, the applicable payment or benefit shall be paid immediately to Executive to the extent such payment or benefit is required to be included in income.
SECTION XIII
EFFECT OF PRIOR AGREEMENTS
          This Agreement will supersede any prior employment agreement between the Executive on the one hand, and WEX (or any of its affiliates or parents) on the other hand (including without limitation, the Employment Agreement dated February, 2005 and all amendments thereto), and any such prior employment agreement will be deemed terminated without any remaining obligations of either party thereunder, provided that nothing in this Agreement will supersede, modify or vitiate any obligation of Cendant Corporation or Executive to each other pursuant to the Employment Agreement dated February, 2005.
SECTION XIV
CONSOLIDATION, MERGER OR SALE OF ASSETS
          Nothing in this Agreement will preclude WEX from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation that assumes this Agreement and all obligations and undertakings of WEX hereunder. Upon such a consolidation, merger or sale of assets the term “WEX” will mean the other corporation and this Agreement will continue in full force and effect.
SECTION XV
MODIFICATION: WAIVER
          This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except when waived in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or have any impact on anything other than that which is specifically waived.
SECTION XVI
GOVERNING LAW
          This Agreement has been executed and delivered in the State of Maine and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

SECTION XVII
ARBITRATION
          A.     Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which WEX may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a written notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such written notice may be submitted by either party, upon ten (10) days prior written notice to the other party, to arbitration in Portland, Maine, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, National Rules for the Resolution of Employment Disputes, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.
          B.     The decision of the arbitrator on the points in dispute will be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof.
          C.     Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion his/[his/her] fees and expenses as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its or [his/her] own attorney.
          D.     The parties agree that this Section XVII has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVII will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award, or matters covered by Section IX. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation and do hereby consent to the jurisdiction of the appropriate court within the State of Maine.
          E.     The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.
SECTION XVIII
SURVIVAL
          Sections IX, X, XI, XII, XIV and XVII will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XIX
SEPARABILITY
          All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light or the circumstances in which it was entered into and specifically enforce this Agreement as limited.
          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WRIGHT EXPRESS CORPORATION

/s/ Michael E. Dubyak By: Michael E. Dubyak
Title: President and CEO

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